Exhibit 10.3

RULES OF THE BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN FOR FRENCH GRANTEES

I.	GENERAL.

1.	Introduction.

The board of directors (the “Board”) of Brocade Communications Systems, Inc. (the “Company”) has established the Brocade Communications Systems, Inc. 2009 Stock Plan, as amended from time to time (the “U.S. Plan”) for the benefit of certain eligible persons, including employees of the Company and its parent and subsidiary corporations, including its French subsidiary corporations of which the Company holds directly or indirectly at least 10% of the share capital (the “French Subsidiaries”). Section 4(b) of the U.S. Plan specifically authorizes the Administrator (as defined in the U.S. Plan) to approve the forms of award agreements used under the U.S. Plan; to determine the terms and conditions, not inconsistent with the terms of the U.S. Plan, of an award granted under the U.S. Plan; to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purposes of satisfying applicable foreign laws; and to make all other determinations deemed necessary or advisable for administering the U.S. Plan. The Administrator has determined that it is advisable to establish a sub-plan for the purpose of permitting stock options and restricted stock units granted to eligible persons to qualify for the favorable tax and social security treatment available for such grants in France. The Administrator, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting stock options that qualify for the favorable tax and social security treatment in France applicable to stock options granted under the Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”), and restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-qualified Restricted Stock Units”), to qualifying participants who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Grantees”).

The terms of the U.S. Plan applicable to stock options and restricted stock units, as set out in Appendix 1 hereto, shall, subject to the limitations in the following rules, constitute the Rules of the Brocade Communications Systems, Inc. 2009 Stock Plan for French Grantees (the “French Plan”).

Under the French Plan, a French Grantee will be granted Options and Restricted Stock Units only as defined in Section I.2 hereunder. The provisions of the U.S. Plan permitting the grant of Stock Appreciation Rights, Restricted Stock, Performance Shares, and Performance Units are not applicable to grants made under the French Plan.

2.	Definitions.

Any capitalized term used in this French Plan without definition shall have the meaning ascribed to such term in the U.S. Plan.

The terms set forth below shall have the following meanings:

(a) The term “Closed Period” means specific periods as set forth in Section L. 225-197-1 of the French Commercial Code, as amended, during which French-qualified Options cannot be granted, as described in Section II.1 below, including:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company;

(ii) Any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the Shares, until ten quotation days after the day such information is disclosed to the public; or

(iii) twenty quotation days following the distribution of a dividend (i.e., the ex-dividend date) or a general right to subscribe to the Company’s Shares (i.e., a rights offering).

The term “Closed Period” means the periods set out in (i) and (ii) only for the sale or transfer of Shares as described in Section III.1(b) below. If French law or regulations are amended after adoption of this French Plan to modify the definition and/or the applicability of the Closed Periods to French-qualified Options and/or French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Options and French-qualified Restricted Stock Units granted under this French Plan, to the extent permitted or required by French law.

For French-qualified Options only, if the Company grants options on a date during an applicable Closed Period, the Date of Grant for French Grantees shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

(b) The term “Date of Grant” shall be the date set out in Section 21 of the U.S. Plan on which the Administrator both:

(i) designated the French Grantee; and

(ii) specified the terms and conditions of the French-qualified Options and/or French-qualified Restricted Stock Units, including the exercise price of the French-qualified Options; the number of Shares to be issued at a future date (or the method by which the number of Shares to be issued at a future date is to be determined); the conditions for the vesting of the French-qualified Options and/or French-qualified Restricted Stock Units; the conditions for the issuance of the Shares underlying the French-qualified Restricted Stock Units by the Company, if any; the conditions for exercising the French-qualified Options; and the conditions for the transferability of the Shares once issued, if any.

(c) The term “Disability” means disability as defined in the U.S. Plan that also constitutes a disability under categories 2 and 3 of Section L. 341-1 of the French Social Security Code and subject to the fulfillment of related conditions.

(d) The term “Options” shall, in addition to the meaning set out in the U.S. Plan under Section 2(w), include the following:

(i) purchase options, which are rights to acquire Shares repurchased by the Company prior to the date on which the Options become exercisable; or

(ii) subscription options, which are rights to subscribe for newly-issued Shares.

(e) The term “Restricted Stock Unit” shall have the meaning set out in the U.S. Plan as limited by the following definition: a promise by the Company to issue to a French Grantee, at a future date, for no cash consideration, one Share for each Restricted Stock Unit granted to a French Grantee, provided the French Grantee remains employed by the French Subsidiary or the Company, and for which any dividend and voting rights are attached only upon the issuance of the Shares at the time of vesting of the Restricted Stock Units.

(f) The term “Shares” means shares of common stock of the Company as set out in the U.S. Plan;

(g) The term “Vesting Date” for Restricted Stock Units means the relevant date on which Restricted Stock Units are vested, as specified by the Administrator, and the French Grantees are entitled to receive the Shares of the Company underlying the Restricted Stock Units. To qualify for the French favorable tax and social security regime, such Vesting Date shall not occur prior to the second anniversary of the Date of Grant, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime and provided any additional conditions for the vesting that may be provided for in the Restricted Stock Unit Agreement are satisfied.

3.	Eligibility to Participate.

(a) Notwithstanding any other term of this French Plan, French-qualified Options and French-qualified Restricted Stock Units may be granted only to French Grantees who hold less than ten percent (10%) of the outstanding Shares of the Company (including unvested Restricted Stock Units and unvested Options) and who otherwise satisfy the eligibility conditions of Section 5 of the U.S. Plan.

(b) Subject to Section I.3(c) below, the following persons shall be eligible to receive, at the discretion of the Administrator, French-qualified Options and French-qualified Restricted Stock Units under this French Plan, provided they also satisfy the eligibility conditions of Section 5 of the U.S. Plan:

(i)	any French Grantee who, on the Date of Grant and to the extent required under French law, is (A) employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary, or (B) a managing corporate officer (as described in I.3(c) below) of a French Subsidiary, and

(ii)	to the extent permissible under French tax and social security laws, including guidelines and specific tax or social security rulings issued by French tax and social security authorities, any individual who is otherwise employed by the Company or a Subsidiary even if the individual is not French tax resident and/or subject to French social contribution regime at the Date of Grant and such an individual shall be considered, to the extent applicable (as determined by the Administrator in its sole discretion), as a French Grantee for purposes of this French Plan.

(c) French-qualified Options and French-qualified Restricted Stock Units may not be issued to corporate officers of French Subsidiaries, other than the managing corporate officers (i.e., “mandataires sociaux,” Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) unless the corporate officer is an employee of a French Subsidiary, as defined by French law.

4.	Number of Shares Granted and Shareholder Approval.

The U.S. Plan and the share limitation as set forth in Section 3(a) of the U.S. Plan have been authorized by the Company’s shareholders for grants to French Grantees and such authorization is intended to meet the requirements of Sections L. 225-177 and L. 225-179 of the French Commercial Code for French-qualified Options and of Section L.225-197-1 of the French Commercial Code for French-qualified Restricted Stock Units, to the extent applicable to grants made by the Company.

5.	Delivery of Shares Only.

Only Shares and not cash payments may be delivered to any French Grantee as a result of the French-qualified Options and French-qualified Restricted Stock Units granted under this French Plan.

6.	Non-Transferability.

Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, French-qualified Options and French-qualified Restricted Stock Units cannot be transferred to any third party. In addition, during the lifetime of the French Grantee, the French-qualified Options are exercisable only by the French Grantee, subject to Sections II.3(c) and II.4 below. The Shares underlying the French-qualified Restricted Stock Units may not be transferred to any third party and shall be issued only to the French Grantee during his or her lifetime, subject to Sections III.1(a) and III.2 below.

7.	Disqualification of French-qualified Options and French-qualified Restricted Stock Units.

In the event changes are made to the terms and conditions of the French-qualified Options and/or French-qualified Restricted Stock Units due to any requirements under the Applicable Laws, or by decision of the Company’s shareholders, the Board or the Administrator, the Options and/or Restricted Stock Units may no longer qualify as French-qualified Options and French-qualified Restricted Stock Units.

If the Options and/or Restricted Stock Units no longer qualify as French-qualified Options and/or French-qualified Restricted Stock Units, the Administrator may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the Restricted Stock Units or to the sale of the Shares underlying the Options and/or Restricted Stock Units which have been imposed under this French Plan or in the applicable Award Agreement delivered to the French Grantee in order to achieve the specific tax and social security treatment applicable to French-qualified Options and/or French-qualified Restricted Stock Units. Should the awards no longer be qualified the French Grantee shall be liable to French income tax and social security to the extent permissible under French law.

8.	Employment Rights.

The adoption of this French Plan shall not confer upon the French Grantees, or any employees of a French Subsidiary, any employment rights and shall not be construed as a part of any employment contracts that a French Subsidiary has with its employees.

9.	Amendments.

Subject to the terms of the U.S. Plan, the Board or Administrator reserves the right to amend or terminate this French Plan at any time in accordance with applicable French law.

II.	FRENCH-QUALIFIED OPTIONS.

1.	Closed Period.

French-qualified Options may not be granted during a Closed Period to the extent such Closed Periods are applicable to French-qualified Options granted by the Company. If the Company grants options on a date during an applicable Closed Period, the Date of Grant for French Grantees shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

2.	Conditions of the French-qualified Options.

(a) The exercise price and number of underlying Shares shall not be modified after the Date of Grant, except as provided in Sections II.5 of this French Plan, or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.

(b) The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Plan, and the applicable Award Agreement delivered to each French Grantee.

(c) The exercise price per share of Common Stock payable pursuant to French-qualified Options granted under this French Plan shall be fixed by the Administrator on the Date of Grant. In no event shall the exercise price per share of Common Stock be less than the greater of the following:

(i) with respect to purchase stock options, the higher of either 95% of the average quotation price of the Shares during the 20 quotation days immediately preceding the Date of Grant or 95% of the average purchase price paid for such Shares by the Company;

(ii) with respect to subscription stock options, 95% of the average quotation price of such Shares during the 20 quotation days immediately preceding the Date of Grant; and

(iii) 100% of the Fair Market Value per Share on the Date of Grant as set forth in Section 9(a) the U.S. Plan.

3.	Exercise of a French-qualified Option.

(a) At the time a French-qualified Option is granted, the Administrator shall fix the period within which the French-qualified Option vests and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Option may be exercised. Specifically, the Administrator may provide for a restriction period measured from the Date of Grant, for the vesting or the exercise of a French-qualified Option, or for the sale of Shares acquired pursuant to the exercise of a French-qualified Option, designed to obtain the specific tax and social security treatment pursuant to Section 163 bis C of the French Tax Code, as amended. Such restriction period for the vesting or the exercise of a French-qualified Option or the sale of Shares shall be set forth in the applicable Award Agreement. The holding period of the Shares acquired upon exercise of French-qualified Option shall not exceed three (3) years as from the exercise date of a French-qualified Option, or such other period as may be required to comply with French law.

(b) Upon exercise of a French-qualified Option, the full exercise price and any required withholding tax and/or social security contributions shall be paid by the French Grantee as set forth in the applicable Award Agreement. Under a cashless exercise program, the French Grantee may give irrevocable instructions to a stockbroker to properly deliver the exercise price to the Company. No delivery, surrendering or attesting to the ownership of previously owned Shares having a fair market value on the date of delivery equal to the aggregate exercise price of the Shares may be used to pay the exercise price.

(c) In the event of the death of a French Grantee, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Plan.

(d) If a French Grantee is terminated or ceases to be employed by the Company or a French Subsidiary, his or her French-qualified Options will be exercisable according to the provisions of the Award Agreement.

(e) If a French Grantee is terminated or ceases to be employed by the Company or a French Subsidiary by reason of Disability, his or her French-qualified Options may benefit from the specific tax and social security treatment, even if the date of sale of the Shares subject to the French-qualified Options occurs prior to the expiration of the minimum holding period of the Shares, as provided for by Section 163 bis C of the French Tax Code, as amended.

(f) The Shares acquired upon exercise of a French-qualified Option will be recorded in an account in the name of the French Grantee and must be held with the Company or a broker or in such manner as the Company may otherwise determine in order to ensure compliance with applicable laws including any necessary holding periods.

To the extent and as long as applicable to French-qualified Options granted by the Company, a specific holding period for the Shares or a restriction on exercise of the Options shall be imposed in the Award Agreement for any French Grantee who qualifies as a managing director of the French Subsidiary or has comparable positions at the level of the Company.

4.	Death.

In the event of the death of a French Grantee while he or she is actively employed, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Grantee’s heirs or the legal representative of his or her estate for the six (6) month period following the date of the French Grantee’s death or such other period as may be required to comply with French law. In the event of the death of a French Grantee after termination of active employment, the treatment of French-qualified Options will be as set forth in the Award Agreement. Any French-qualified Option that remains unexercised shall expire six (6) months following the date of the French Grantee’s death or after expiration of such other period as may be required to comply with French law. The six (6) month exercise period (or such other period as may be required to comply with French law) will apply without regard to the term of the French-qualified Option as described in Section II.6 of this French Plan.

5.	Adjustments upon Changes in Capitalization or Change in Control.

In the event of a change in the Company’s capitalization or a Change in Control as set forth in Section 18 of the U.S. Plan, adjustment to the terms and conditions of the French-qualified Option or underlying Shares shall be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case, the Options may no longer qualify as French-qualified Options and the favorable tax and social security treatment may be lost.

Assumption or substitution of the Option in the case of a Change in Control as well as an acceleration of vesting or the lifting of a holding period or any other mechanism implemented upon a Change in Control, or in any other event, may result in the Options no longer being eligible for the favorable French tax and social security treatment.

6.	Term of French-qualified Options.

French-qualified Options granted pursuant to this French Plan will expire no later than six and a half (6  1/2) years from the Date of Grant, unless otherwise specified in the applicable Award Agreement. The French-qualified Option term will be extended only in the event of the death of a French Grantee, but in no event will any French-qualified Option be exercisable beyond six (6) months following the date of death of the French Grantee or such other period as may be required to comply with French law.

7.	Interpretation.

In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of French-qualified Options made to French Grantees.

It is intended that Options granted under this French Plan shall qualify for the specific tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made by the Company to maintain such status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations, if applicable.

III.	FRENCH-QUALIFIED RESTRICTED STOCK UNITS.

1.	Conditions of the French-qualified Restricted Stock Units.

(a) Vesting of French-Qualified Restricted Stock Units

Notwithstanding any other provision of the U.S. Plan, French-qualified Restricted Stock Units will not vest prior to the second anniversary of the Date of Grant or such other minimum period in accordance with the Vesting Date defined under Section I.2(g) above and provided any additional conditions for the vesting that may be provided in the Award Agreement are satisfied. However, notwithstanding the Vesting Date requirements described above, in the event of the death of a French Grantee, all of his or her outstanding French-qualified Restricted Stock Units shall become vested under the conditions set forth in Section III.2 of this French Plan.

(b) Transfer of Shares

The sale or transfer of the Shares issued pursuant to the French-qualified Restricted Stock Units held by the French Grantees shall not occur prior to the relevant anniversary of the Vesting Date specified by the Administrator and in no case prior to the second anniversary of the Vesting Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Stock Units under Section L. 225-

197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime. This holding period applies even after the French Grantee is no longer an employee or corporate officer of a French Subsidiary, except as provided for in Section III.3 of this French Plan.

In addition, the Shares may not be sold or transferred during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guideline, to the extent Closed Periods are applicable to Shares underlying French-qualified Restricted Stock Units.

To the extent required for French-qualified Restricted Stock Units, the Administrator may specify a specific holding period for the Shares underlying the French-qualified Restricted Stock Units with respect to French Grantees who qualify as managing corporate officers under French law (“mandataires sociaux”), as defined under Section I.3(c) of this French Plan, or who have a comparable position in any other company within the Company group.

(c) French Grantee’s Account

The Shares issued to the French Grantee shall be recorded in the name of the French Grantee and held in an account with the Company or a broker or in such other manner as the Company may otherwise determine to ensure compliance with Applicable Laws, including any required holding periods provided by French law.

2.	Death and Disability.

In the event of the death of a French Grantee, the French-qualified Restricted Stock Units held by the French Grantee at the time of death shall become immediately transferable to the French Grantee’s heirs. The Company shall issue the underlying Shares to the French Grantee’s heirs, at their request, provided the heirs contact the Company within six (6) months following the death of the French Grantee or such other period as may be required to comply with French law If the French Grantee’s heirs do not request the issuance of the Shares underlying the French-qualified Restricted Stock Units within six (6) months following the French Grantee’s death (or such other period as may be required to comply with French law), the French-qualified Restricted Stock Units will be forfeited.

If a French Grantee dies or ceases to be employed by the Company or a French Subsidiary or any Subsidiary by reason of his or her Disability (as defined in this French Plan), the French Grantee’s heirs or the disabled French Grantee, as applicable, shall not be subject to the restrictions on the sale or transfer of Shares set forth in Section III.1(b) of this French Plan.

3.	Adjustments upon Changes in Capitalization or Change in Control.

In the event of a change in the Company’s capitalization or a Change in Control as set forth in Section 18 of the U.S. Plan, adjustment to the terms and conditions of the French-qualified Restricted Stock Units or underlying Shares shall be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units and the favorable tax and social security treatment may be lost.

Assumption or substitution of the Restricted Stock Units in the case of a Change in Control as well as an acceleration of vesting or the lifting of a holding period or any other mechanism implemented upon a Change in Control, or in any other event, may result in the Restricted Stock Units no longer being eligible for the favorable French tax and social security treatment.

4.	Interpretation.

It is intended that the Restricted Stock Units granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status.

The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of any applicable legal, tax and reporting obligations, if applicable.

5.	Effective Date.

The French Plan is effective as of May 25, 2011.

Appendix 1

[Insert U.S. Plan]

Brocade Communications Systems, Inc. 130 Holger Way San Jose, CA 95134

Notice of Grant of Stock Options

for French Grantees

French Grantee Name	Option Number:	00000XXXX
Address Line 1	Plan:	NSO
Address Line 2	ID:	xxx-xx-xxx

Effective as of the Date of Grant, you have been granted an option to buy x,xxx shares of Brocade Communications Systems, Inc. (the “Company”) common stock (the “Option”) at $xx.xx per share (the “Exercise Price”) under the Company’s 2009 Stock Plan and the Rules of the Brocade Communication Systems, Inc. 2009 Stock Plan for French Grantees (the “French Plan”) (together the “Plan”). The Option is subject to the terms of the Plan, this Notice of Grant of Stock Options for French Grantees (the “Notice of Grant”) and the Stock Option Agreement for French Grantees (the “Agreement”), all of which are incorporated herein by reference.

The total Exercise Price of the shares granted is $xx,xxx.xx.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration Date
X,XXX	On Vest Date [one year from grant]
X,XXX	Monthly
X,XXX	Monthly
X,XXX	Monthly

By signing and returning this document providing for the terms and conditions of your Option grant, you confirm having read and understood the documents relating to this grant (the Plan, the French Plan, and the Agreement) which were provided in English language. You accept the terms of those documents accordingly.

En signant et renvoyant le présent document d écrivant les termes et conditions de votre attribution d’Options, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan Américain, le Plan Français, et l’Accord) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

French Grantee Name	Date

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

STOCK OPTION AGREEMENT FOR FRENCH GRANTEES

A.	Grant of Option.

The Administrator hereby grants to the French Grantee named in the Notice of Grant attached as Part I of this Stock Option Agreement for French Grantees (the “Option Agreement”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Brocade Communication Systems, Inc. 2009 Stock Plan (the “U.S. Plan”) and the Rules of the Brocade Communication Systems, Inc. 2009 Stock Plan for French Grantees (the “French Plan”) (together the “Plan”), which are incorporated herein by reference. Subject to Section 22(c) of the U.S. Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail.

This Option is intended to qualify for favorable tax and social security treatment applicable to stock options granted under Section L.225-177 to L.225-186-1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. Certain events may affect the status of the Option as a French-qualified Option and the Option may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Option. If the Option is modified, adjusted, or administered in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law, including laws relating to obligations for Tax-Related Items (as defined in Section F below), and the modification or adjustment is contrary to the terms and conditions of the French Plan, the Option may no longer qualify as a French-qualified Option. The French Grantee understands and agrees that, in the event the Option loses qualified status, the French Grantee will be responsible for paying personal income tax and the French Grantee’s portion of social security contributions resulting from the exercise of the Option, the issuance of Option Shares and the sale of Option Shares and the French Grantee will not be entitled to any damages.

B.	Vesting and Exercise of Option.

(a) Vesting. No Option shall vest or become exercisable prior to the day following the first anniversary of the Date of Grant (except in event of death or Disability (as defined in the French Plan).

(b) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

(c) Method of Exercise. This Option is exercisable by delivery of written or electronic notice of exercise, in a form provided by the Administrator (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by the French Grantee and delivered to the Stock Administrator of the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price (together with any applicable Tax-Related Items (as defined below in Section H below)) as to all Exercised Shares. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price (as defined in Section C below).

No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws.

C.	Method of Payment.

Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of the French Grantee:

(a) cash;

(b) check;

(c) net issue exercise, whereby the French Grantee surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the French Grantee that number of Shares computed using the following formula:

X    =    Y (A – B)

A

Where:

X = the number of Shares to be issued to the French Grantee;

Y = the number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A = the Fair Market Value of one Share (at the date of such calculation);

B = the Exercise Price per Share of the Option (as adjusted to the date of the calculation);

(d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(e) any combination of the foregoing methods of payment.

2

D.	Holding Period for French-Qualified Options.

Shares acquired upon exercise may not be sold or transferred before the expiration of the applicable holding period for French-qualified Options set forth by Section 163 bis C of the French Tax Code, as amended, except as provided in the French Plan or as otherwise in keeping with French law. Under current law, the holding period is four years from the Date of Grant, but shall not be more than three years from the date on which the French Grantee exercises his or her Option.

If the French Grantee exercises the vested portion of the Option after the first anniversay of the Date of Grant and before the expiration of the four-year holding period, the French Grantee shall not be permitted to sell or transfer the Shares for the remaining portion of the four-year holding period.

The sale of Shares before the end of the four-year holding period following the Date of Grant will not result in the loss of the favorable tax and social security treatment in the event of the following special circumstances: (i) death or (ii) Disability (as defined in the French Plan).

E.	Exercisability Upon Termination.

(a) This Option may be exercised for three months after the French Grantee ceases to be a Service Provider for reasons other than death or Disability (as defined under the French Plan).

(b) Upon the death of the French Grantee, this Option shall become immediately vested and exercisable. The French Grantee’s heirs may exercise the Option within 6 months following the date of death, but any outstanding Options which remain unexercised shall expire 6 months following the date of death.

(c) Upon the Disability (as defined in the French Plan) of the French Grantee, this Option may be exercised for one year after the French Grantee ceases to be a Service Provider.

In no event may this Option be exercised later than the Expiration Date as set out in the Notice of Grant and Section F below.

F.	Non-Transferability of Option.

Except as set forth in Section E(b) above, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the French Grantee only by the French Grantee. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of the French Grantee.

G.	Term of Option.

This Option may be exercised only within six and one-half (6  1/2) years from the Date of Grant (as defined in the French Plan) (the “Expiration Date”), as set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

H.	Responsibility for Taxes

Regardless of any action the Company or the French Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related items related to the French Grantee’s participation in the Plan and legally applicable to the French Grantee (“Tax-Related Items”), the French Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the French

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Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The French Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the French Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the French Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the French Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the French Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the French Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the French Grantee’s wages or other cash compensation paid to the French Grantee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the French Grantee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued at exercise of the Option.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the French Grantee is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the French Grantee’s participation in the Plan.

Finally, the French Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the French Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the French Grantee fails to comply with the French Grantee’s obligations in connection with the Tax-Related Items.

I.	Nature of Grant.

In accepting the Option, the French Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

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(d) the French Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the French Grantee’s employment or service relationship (if any) at any time;

(e) the French Grantee is voluntarily participating in the Plan;

(f) the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Company or the Employer, and which is outside the scope of the French Grantee’s employment or service contract, if any;

(g) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(h) the Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any subsidiary or affiliate of the Company;

(i) the Option grant and the French Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any subsidiary or affiliate of Company;

(j) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(k) if the underlying Shares do not increase in value, the Option will have no value;

(l) if the French Grantee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price; and

(m) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the French Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option to which the French Grantee is otherwise not entitled, the French Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the French Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

J.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the French Grantee’s participation in the Plan, or the French Grantee’s acquisition or sale of the underlying Shares. The French Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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K.	Data Privacy.

The French Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the French Grantee’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the French Grantee’s participation in the Plan.

The French Grantee understands that the Company and the Employer may hold certain personal information about the French Grantee, including, but not limited to, the French Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the French Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The French Grantee understands that Data will be transferred to E*TRADE Corporate Services Inc. (“E*TRADE”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The French Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than France. The French Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the French Grantee’s local human resources representative. The French Grantee authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan. The French Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the French Grantee’s participation in the Plan. The French Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The French Grantee understands, however, that refusing or withdrawing his or her consent may affect the French Grantee’s ability to participate in the Plan. For more information on the consequences of the French Grantee’s refusal to consent or withdrawal of consent, the French Grantee understands that he or she may contact his or her local human resources representative.

L.	Governing Law.

The Option grant and the provisions of this Option Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

M.	NO GUARANTEE OF CONTINUED SERVICE.

THE FRENCH GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY

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CONTINUING AS A SERVICE PROVIDER OF THE COMPANY OR ONE OF ITS SUBSIDIARIES (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE FRENCH GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE FRENCH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE FRENCH GRANTEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, EXCEPT AS SET FORTH UNDER THE FRENCH GRANTEE’S EMPLOYMENT AGREEMENT.

N.	Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The French Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

O.	Language.

If the French Grantee has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

P.	Consent to Receive Information in English.

By accepting the Option, the Optionee confirms having read and understood the U.S. Plan, the French Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

En acceptant cette attribution d’Options, le Participant confirme avoir lu et compris le Plan Américain, le Plan Français et l’Accord, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Q.	Severability.

The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

R.	Imposition of other Requirements.

The Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the French Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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S.	Exchange Control Information.

If the French Grantee maintains a foreign bank account, the French Grantee is required to report the account to the French tax authorities when filing his or her annual tax return.

* * * * *

By the French Grantee’s signature on the Notice of Grant, the French Grantee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The French Grantee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The French Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. The French Grantee further agrees to notify the Company upon any change in the residence address indicated on page one.

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[FORM OF RESTRICTED STOCK UNIT AGREEMENT]

BROCADE COMMUNICATIONS SYSTEMS, INC.

2009 STOCK PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

FOR FRENCH GRANTEES

[FRENCH GRANTEE NAME]

[FRENCH GRANTEE ADDRESS]

You (the “French Grantee”) have been granted an award of Restricted Stock Units under the Company’s 2009 Stock Plan (the “U.S. Plan”) and the Rules of the Brocade Communication Systems, Inc. 2009 Stock Plan for French Grantees (the “French Plan”) (together the “Plan”). The date of this Notice of Grant of Restricted Stock Units for French Grantees (“Notice of Grant”) is the Date of Grant defined below. The award of Restricted Stock Units are subject to the provisions of the attached Restricted Stock Unit Agreement for French Grantees (the “Agreement”) and the Plan, both of which are incorporated herein in their entirety, the principal features of this award are as follows:

Date of Grant:	[GRANT DATE] (the “Date of Grant”)

Number of Restricted Stock Units:	[NUMBER OF RSUs] (the “Number of Restricted Stock Units”)

Vesting Schedule:	The Restricted Stock Units will vest in accordance with the following Vesting Schedule; provided, French Grantee remains a Service Provider to the Company or one of its Subsidiaries or Parent through the applicable Vesting Date (the “Vesting Schedule”):

[INSERT VESTING SCHEDULE, WHICH FIRST VEST NO EARLIER THAN 2 YEARS FROM THE GRANT DATE]

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in this Notice of Grant, the Agreement, and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 5 and Section 7 of the Agreement. PLEASE BE SURE TO READ ALL OF THE AGREEMENT AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

En signant et renvoyant cette Notice d’attribution, le Bénéficiaire confirme ainsi avoir lu et compris les documents relatifs au Plan (Plan, sous-plan pour la France, le Contrat, et cette Notice d’attribution ) qui lui ont été communiqués en langue anglaise. Il en accepte les termes en connaissance de cause.

By signing and returning this Notice of Grant, the French Grantee confirms having read and understood the documents relating to the Plan (the U.S. Plan, the French Plan, the

Agreement, and this Notice of Grant) which were provided in the English language. The French Grantee accepts the terms of those documents accordingly.

BROCADE COMMUNICATIONS SYSTEMS, INC.	FRENCH GRANTEE

Signature	Signature

Print Name	Print Name

Title

****

RESTRICTED STOCK UNIT AGREEMENT

FOR FRENCH GRANTEES

1.	Grant.

(a) The Company hereby grants to the French Grantee under the Company’s 2009 Stock Plan (the “U.S. Plan”) and the Rules of the Brocade Communication Systems, Inc. 2009 Stock Plan for French Grantees (the “French Plan”) (together the “Plan”), an award of the Number of Restricted Stock Units set forth on the Notice of Grant of Restricted Stock Units for French Grantees (the “Notice of Grant”), subject to all of the terms and conditions in the Notice of Grant, this Restricted Stock Unit Agreement for French Grantees (the “Agreement”), and the Plan. For each Restricted Stock Unit that vests, the French Grantee will be entitled to receive one (1) Share (subject to automatic adjustment for stock splits, combinations and other adjustments contemplated in the Plan).

(b) The Restricted Stock Units are intended to qualify for the specific income tax and social security regime in France under Sections L. 225-197-1 to L.225-197-6 of the French Commercial Code, as amended. Certain events may affect the status of the French-qualified Restricted Stock Units and the Restricted Stock Units could be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Restricted Stock Units during the lifetime of the Restricted Stock Units. If the Restricted Stock Units no longer qualify for specific tax and social security treatment in France, said treatment will not apply and the French Grantee will be required to pay any portion of his or her income tax and social security contributions resulting from the Restricted Stock Units.

(c) When Shares are paid to the French Grantee in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the French Grantee for each Restricted Stock Unit by services rendered by the French Grantee, and will be subject to the appropriate tax withholdings.

(d) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. Inconsistencies among the Notice of Grant, this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the Date of Grant that the Restricted Stock Unit. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 through 5, the French Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.

3. Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5, and subject to Section 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the Notice of Grant, but in no event prior to the second anniversary of the Date of Grant or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units. Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the French Grantee shall have been continuously employed by the Company or by its Parent or other successor or a Subsidiary from the Date of Grant through the dates the Restricted Stock Units are otherwise scheduled to vest, unless otherwise provided in this Agreement or the French Plan.

4.	Modifications to Vesting Schedule.

(a) Vesting upon Leave of Absence. In the event that the French Grantee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are eligible to be earned shall either: (i) not be affected, or (ii) shall be deferred for a period of time equal to the duration of such LOA, based on the Company’s LOA policy in effect at such time as determined by the Company in its sole discretion.

(b) Death of French Grantee. In the event that the French Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider is terminated prior to full vesting of the Restricted Stock Units due to his or her death, the French Grantee’s heirs shall have six (6) months following the date of death to request the issuance of the Shares underlying the unvested portion of the Restricted Stock Units.

(c) Disability of French Grantee. In the event that the French Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider is terminated prior to full vesting of the Restricted Stock Units due to his or her Disability, the unvested portion of the Restricted Stock Units subject to this Restricted Stock Unit Award shall be forfeited on the date of the French Grantee’s Disability.

5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. Such acceleration may result in tax or other consequences to the French Grantee. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the Vesting Schedule set forth on the Notice of Grant and Section 1 of this Agreement or as otherwise provided herein (whether or not the French Grantee remains employed by the Company or by one of its Subsidiaries as of such date(s)). The French Grantee is hereby advised to consult with the French Grantee’s own personal tax, legal and financial advisors regarding the French Grantee’s participation in the Plan before taking any action related to the Plan.

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3 through 4 of this Agreement will be paid to the French Grantee (or in the event of the French Grantee’s death, to his or her heirs) as soon as practicable following the applicable Vesting Date, subject to Sections 9 and 21, but no later than March 15th of the calendar year following the applicable Vesting Date.

7. Forfeiture. The balance of the Restricted Stock Units that have not vested pursuant to Sections 3 through 5 at the time of the termination of the French Grantee’s relationship with the Company or one of the Subsidiaries or Parent as a Service Provider for any or no reason will be forfeited.

8. Holding of the Shares. After issuance of the Shares to the French Grantee, the French Grantee must hold the Shares until the second anniversary of each Vesting Date. Nevertheless, if the

French Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider terminates by reason of his or her death, the French Grantee’s heirs shall not be subject to this restriction on the sale or transfer of the Shares. If the minimum holding periods applicable to Shares underlying the French-qualified Restricted Stock Units are not met, the Restricted Stock Units may not receive specific tax or social security treatment under French law.

In addition, the Shares may not be sold or transferred during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guideline, so long as those Closed Periods are applicable to Shares underlying the Restricted Stock Units.

9.	Withholding of Taxes.

(a) General. Regardless of any action the Company and/or the French Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the French Grantee’s participation in the Plan and legally applicable to the French Grantee (“Tax-Related Items”), the French Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the French Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. the French Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Unit, the issuance of Shares upon settlement of the Restricted Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate the French Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the French Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the French Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Payment of Tax-Related Items. Prior to any relevant taxable or tax withholding event, as applicable, the French Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the French Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding a portion of the Shares issued as payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the French Grantee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be no greater than the minimum statutory rate of withholding and will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding.

If the obligation for Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, then for tax purposes, the French Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the French Grantee’s participation in the Plan.

If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares or if the Company, in its discretion, determines not to apply the foregoing method of withholding, then the French Grantee hereby authorizes the Company and/or the Employer to satisfy such obligations by one or a combination of the following: (a) withholding from the French Grantee’s wages or other cash compensation paid to the French Grantee by the Company and/or the Employer, to the maximum extent permitted by law; or (b) selling the applicable number of Shares or arranging for the sale of the applicable number of Shares (in either case on the French Grantee’s behalf and at the French Grantee’s discretion pursuant to this authorization) issued in settlement of vested Restricted Stock Units and retaining the requisite proceeds from such sale.

Finally, the French Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the French Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the French Grantee fails to comply with the French Grantee’s obligations in connection with the Tax-Related Items, as described in this Section 9.

10. Rights as Stockholder. Neither the French Grantee nor any person claiming under or through the French Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the French Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the French Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, subject to the holding restrictions set forth in Section 8 of this Agreement.

11. No Effect on Employment. Subject to any employment contract with the French Grantee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the French Grantee, as the case may be, and the Company, or the Subsidiary employing the French Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the French Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the Vesting Schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the French Grantee, as the case may be, shall not be deemed a termination of the French Grantee’s relationship with the Company or its Subsidiary as a Service Provider for the purposes of this Agreement.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator, at 130 Holger Way, San Jose, California, 95134, USA, or at such other address as the Company may hereafter designate in writing, with a copy to the Company, C/O General Counsel, 130 Holger Way, San Jose, California, 95134, USA.

13. Grant is Not Transferable. Except to the limited extent provided in this Agreement or the Plan, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the French Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Disqualification of French-Qualified Restricted Stock Units. If the French-qualified Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French Plan, the French-qualified Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Committee may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the Shares which may have been imposed under the French Plan.

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt, except as set forth in Section 8 of this Agreement. Further, a French Grantee’s subsequent sale of the Shares may be subject to any Closed Period, market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other U.S. securities laws or other Applicable Laws.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal or non-U.S. law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

18. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Appendix B and one or more provisions of the Plan, the provisions of the Plan will govern.

19. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the French Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement, together with the Plan, constitutes the entire understanding of the parties on the subjects covered, subject to any applicable pre-existing agreement or agreement entered into after the date hereof relating to full or partial acceleration of vesting in the event of a change of control of the Company (or similar event). The French Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein or expressly contemplated above. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the French Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units. Notwithstanding the foregoing, if required by Section 409A of the Code, no Restricted Stock Units will be paid to the French Grantee (or in the event of the French Grantee’s death, to his or her heirs) earlier than six (6) months and one (1) day following the date of the termination of the French Grantee’s relationship with the Company as a Service Provider, subject to Section 9.

23. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit Award, the French Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The French Grantee understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan and/or the Agreement.

24. Labor Law and Nature of Grant. In accepting the Restricted Stock Units, the French Grantee acknowledges, understands, and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time;

(b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d) the French Grantee is voluntarily participating in the Plan;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary, and which are outside the scope of the French Grantee’s employment or service contract, if any;

(f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the French Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Restricted Stock Units to which the French Grantee is otherwise not entitled, the French Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the French Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(j) the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the French Grantee’s participation in the Plan or the acquisition or sale of Shares; and

(k) the French Grantee is hereby advised to consult with the French Grantee’s own personal tax, legal and financial advisors regarding the French Grantee’s participation in the Plan before taking any action related to the Plan.

25. Data Privacy. The French Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the French Grantee’s personal data as described in the Notice of Grant and this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the French Grantee’s participation in the Plan.

The French Grantee understands that the Company and the Employer may hold certain personal information about the French Grantee, including, but not limited to, the French Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the French Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The French Grantee understands that Data will be transferred to E*Trade or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The French Grantee understands the recipients of Data may be located in the French Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the French Grantee’s country. The French Grantee understands that the French Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the French Grantee’s local human resources representative. The French Grantee authorizes the Company, E*Trade and any other potential recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the French Grantee’s participation in the Plan. The French Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the French Grantee’s local human resources representative. The French Grantee understands, however, that refusing or withdrawing consent may affect the French Grantee’s ability to participate in the Plan. For more information on the consequences of the French Grantee’s refusal to consent or withdrawal of consent, the French Grantee understands that he or she may contact his or her local human resources representative.

26. Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the award of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted on in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

27. Language. If the French Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

28. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the French Grantee’s consent to participate in the Plan by electronic means. The French Grantee hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the French Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the French Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30. Exchange Control Information. If the French Grantee maintains a foreign bank account, the French Grantee is required to report the account to the French tax authorities when filing his or her annual tax return.

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